EXHIBIT 99.1

Zumiez Inc. Reports September 2017 Sales Results

Net Sales Increased 12.6% to $84.4 Million; September 2017 Comparable Sales Increased 9.3%

LYNNWOOD, Wash., Oct. 04, 2017 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ:ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women today announced that total net sales for the five-week period ended September 30, 2017 increased 12.6% to $84.4 million, compared to $75.0 million for the five-week period ended October 1, 2016.  The Company's comparable sales increased 9.3% for the five-week period compared to a comparable sales increase of 6.3% in the year ago period.

Based on stronger than expected sales quarter-to-date, the Company now expects fiscal 2017 third quarter net sales in the range of $241 to $243 million, compared with its previous guidance range of $236 to $241 million. This guidance is now predicated on a comparable sales increase of between 6% and 7%. Based on higher than planned sales combined with higher than expected operational expenses and to a lesser extent lower product margin, the Company now expects net income per diluted share of approximately $0.45 to $0.48, compared  with its the previously issued guidance of $0.43 to $0.48.

To hear the Zumiez prerecorded September sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of September 30, 2017 we operated 695 stores, including 607 in the United States, 51 in Canada, and 31 in Europe and 6 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at Zumiez.com, blue-tomato.com and fasttimes.com.au.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200